EXHIBIT 99.1
                        PFS Bancorp, Inc.

                  Second and Bridgeway Streets
                      Aurora, Indiana 47001

                          July 29, 2003

FOR IMMEDIATE RELEASE:

CONTACT:
  Stuart M. Suggs, Chief Financial Officer
  PFS Bancorp, Inc.
  (812) 926-0631

PFS Bancorp, Inc. Reports Net Earnings For Second Quarter Ended June 30, 2003.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the second quarter ended June 30, 2003 of $197,000, or diluted earnings per share of $.15, a decrease of $50,000, or 20.2%, as compared to net earnings of $247,000, or diluted earnings per share of $.17, recorded for the second quarter ended
June 30, 2002.

The decrease in net earnings for the second quarter 2003 was due primarily to a $116,000, or 11.0%, decrease in net interest income, which was partially offset by a $16,000, or 40.0%, decrease in the provision for loan losses, a $27,000, or 31.8%, increase in other income, and a $25,000, or 14.9%, decrease in the provision for income taxes.

The increase in other income for the quarter ended June 30, 2003 was primarily attributable to a $21,000, or 24.7%, increase in service charge and fee income and a $6,000 gain on the sale of repossessed property.

For the six months ended June 30, 2003, PFS Bancorp, Inc.
reported net earnings of $418,000, or diluted earnings per share of $.30, a decrease of $88,000, or 17.4%, as compared to the $506,000, or diluted earnings per share of $.35, in earnings reported for the six months ended June 30, 2002.

The decrease in net earnings for the six months ended June 30, 2003 was primarily due to a $117,000, or 5.7%, decrease in net interest income and a $49,000, or 3.8% increase in general, administrative and other expenses, which were partially offset by a $16,000, or 25.0%, decrease in the provision for loan losses, a $10,000, or 6.1%, increase in other income, and a $52,000, or 15.2%, decrease in the provision for income taxes.

At June 30, 2003, PFS Bancorp, Inc. reported total assets of $117.8 million, total liabilities of $91.4 million, including deposits of $90.3 million, and shareholders' equity of $26.4 million, or 22.4% of total assets. Book value, or shareholders' equity, was $19.20 per share at June 30, 2003.

PFS Bancorp, Inc., headquartered in Aurora, Indiana, is the holding company for Peoples Federal Savings Bank. The Bank is a 116 year old federally chartered savings bank with three full service offices in Dearborn, Ohio, and Switzerland counties in Southeastern Indiana.

                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)
                              (Unaudited)

                                                     June 30,    December 31,
     ASSETS                                            2003           2002
                                                     --------    ------------
Cash and cash equivalents                             $ 7,761         $5,225
Investment securities                                  13,368         15,303
Loans receivable                                       93,892         95,702
Other assets                                            2,820          2,806
                                                      -------        -------
     Total assets                                    $117,841       $119,036
                                                      =======        =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                              $90,307        $89,420
Advances from the FHLB                                      -          1,000
Other liabilities                                       1,102          1,019
                                                        -----          -----
     Total liabilities                                 91,409         91,439

Shareholders' equity                                   26,432         27,597
                                                       ------         ------
     Total liabilities and shareholders' equity      $117,841       $119,036
                                                      =======        =======



                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)
                              (Unaudited)


                                        Six months ended    Three months ended
                                             June 30,            June 30,
                                           2003     2002      2003     2002
                                        ----------------    ------------------
Total interest income                    $2,996   $3,581    $1,447   $1,803
Total interest expense                    1,070    1,538       506      746
                                          -----    -----       ---      ---
  Net interest income                     1,926    2,043       941    1,057
Provision for losses on loans                48       64        24       40
                                             --       --        --       --
  Net interest income after provision for
   losses on loans                        1,878    1,979       917    1,017
Other income                                175      165       112       85
General, administrative and other expense 1,346    1,297       689      687
                                          -----    -----       ---      ---
  Earnings before income taxes              707      847       340      415
Income taxes                                289      341       143      168
                                            ---      ---       ---      ---
  NET EARNINGS                           $  418   $  506    $  197   $  247
                                            ===      ===       ===      ===
     EARNINGS PER SHARE
       Basic                             $  .30   $  .35    $  .15   $  .17
                                            ===      ===       ===      ===
       Diluted                           $  .30   $  .35    $  .15   $  .17
                                            ===      ===       ===      ===